Exhibit 10.35

SETTLEMENT AND LICENSE AGREEMENT

This Settlement and License Agreement (the “Agreement”), made effective the 15th day of August, 2003 (“Effective Date”), is by and between SPECIALTY LABORATORIES, INC, a California company having a principal place of business at 2211 Michigan Avenue, Santa Monica, California 90404 (“SPECIALTY”), and BAYER HEALTHCARE, LLC, a Delaware limited liability company acting through its Diagnostics Division, having its principal place of business at 511 Benedict Avenue, Tarrytown, New York 10591, with offices for purposes of this Agreement at 725 Potter Street, Berkeley, California 94710 (“BAYER”).

BACKGROUND:

WHEREAS, BAYER has a license, with the right to sublicense, to certain patent rights relating to Hepatitis C (“HCV”) and Human Immunodeficiency Virus (“HIV”) owned by Chiron Corporation (“Chiron”) pursuant to that certain Cross License Agreement dated November 30, 1998, between Chiron and Chiron Diagnostics Corporation, now BAYER (“Cross-License”); and

WHEREAS, SPECIALTY has performed certain nucleic acid clinical assays for HCV and HIV (collectively, the “Specialty Assays”);

WHEREAS, Chiron has alleged that SPECIALTY may have infringed certain of the Chiron patent rights by the performance of certain Specialty Assays;

WHEREAS, the parties mutually desire to resolve and settle their differences about Chiron’s allegation of infringement by SPECIALTY without the cost, delay and financial exposure which would be incurred in litigating that claim; and

WHEREAS, the parties are, concurrently with this Agreement, entering into an Amended and Restated Supply Agreement (the “Supply Agreement”); and

WHEREAS, BAYER intends and agrees to indemnify SPECIALTY against any such claims of infringement by Chiron, on the terms and conditions set forth in this Agreement.

NOW THEREFORE, intending to be legally bound, the parties agree as follows:

1.             CONSIDERATION

1.1           Cash Payment.  SPECIALTY shall pay to BAYER the amount of [*] (the “Cash Payment”).

A.            The Cash Payment shall first be offset by an amount of [*] previously received by BAYER from SPECIALTY and being held by BAYER pursuant to the Addendum to HealthPak Agreement and ASR Supply Agreement Regarding Pricing of Hepatitis C Products between SPECIALTY and BAYER dated May 26, 2000, as amended on April 29, 2002 (the “Indemnity Addendum”).

B.            The remaining [*] shall be paid to BAYER within sixty (60) days of the Effective Date.

1.2           The consideration paid by SPECIALTY hereunder shall cover any and all royalty payments which would otherwise be due under the Chiron Patent Rights (defined below) up to and including October 15, 2003.

2.             CONVERSION TO LICENSED PRODUCTS

2.1           SPECIALTY shall use its reasonable commercial efforts to convert as soon as practicable from performing its HIV and HCV genotyping assays to purchasing the appropriate products from BAYER, under the terms agreed to by both BAYER and SPECIALTY in the Supply Agreement, which products (the “Licensed Products”) carry a fully paid license under the Chiron patent rights as listed in Appendix A hereto and incorporated by reference herein (the “Patent Rights”).

2.2           Such conversion shall be completed no later than the close of business October 15, 2003 (the “Conversion Date”); otherwise, royalties in accordance with the Sublicense of Section 3 shall be due on applicable assays performed after the Conversion Date.  In no event shall any failure by SPECIALTY to convert to the Licensed Products on or prior to the Conversion Date in any way affect the obligations of BAYER under this Agreement with respect to activities of SPECIALTY prior to the Conversion Date.

3.             SUBLICENSE

3.1           Definitions.  The following terms as used in this Agreement shall have the meanings set forth in this Section 3.1.

A.            “Affiliate” means any business entity which directly or indirectly controls, is controlled by, or is under common control with a party to this

* Information for which confidential treatment has been requested pursuant to Rule 24(b)(2) of the Securities Exchange Act of 1934, as amended. The omitted material has been filed separately with the Securities and Exchange Commission.

Agreement.  A business entity shall be deemed to “control” another business entity if (i) it owns, directly or indirectly, at least fifty percent (50%) of the issued and outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity, or (ii) it has the de facto ability to control or direct the management of such business entity.

B.            “Blood Screening” means the use of products that detect nucleic acid sequences(s) of HIV and/or HCV for: (1) the screening of blood, plasma or blood components intended for transfusion; and (2) confirmatory or supplemental testing of the same samples otherwise screened for purposes described in Section 3.1.A(1).  For the avoidance of doubt, Blood Screening specifically excludes serological, or immunoassay, screening.

C.            “In Vitro Diagnostics” means the use of products that detect nucleic acid sequence(s) of HCV and/or HIV in individual human specimens, including the use of such products for diagnosis, prognosis, monitoring or classification purposes, but specifically excluding use for Transplantation Screening, Blood Screening, and Plasma Fractionation Screening.

D.            “Licensed Assays” means nucleic acid clinical assays for HCV and HIV-1 wherein:

(1)           in the case of HCV, such assays are for qualitative, quantitative, genotyping (i.e., determination of viral type or subtype) or resistance (i.e., determination of mutations conferring viral resistance to therapeutics) testing (i.e., the term “Licensed Assays” does not include HCV phenotyping testing); and

(2)           in the case of HIV, such assays are for genotyping/resistance testing only (i.e., the term “Licensed Assays” does not include HIV qualitative, quantitative or phenotyping testing).

In further limitation of the foregoing, the term “Licensed Assay” specifically does not include assays performed using products purchased by SPECIALTY from BAYER (including products purchased by SPECIALTY pursuant to the Supply Agreement), other Chiron licensees, or other sub-licensees of Bayer authorized under the terms of the Bayer-Chiron Cross-License Agreement; provided, however, that such products are used by SPECIALTY to perform the type of testing (i.e., qualitative, quantitative, genotyping or resistance) for which they are designed and labeled.  For the avoidance of doubt, the use of qualitative test components, sales of which may be included for purposes of determining the royalty due from a third party licensee of Chiron’s, to perform a genotyping test shall not result in any reduction in the royalty due from SPECIALTY for the performance of a Licensed Assay.

E.             “Plasma Fractionation Screening” means use of products that detect nucleic acid sequence(s) of HCV and/or HIV for the screening of plasma or other blood components intended for use in the manufacture of blood products (e.g., without limitation, immunoglobulins).

F.             “Transplantation Screening” means the use of products that detect nucleic acid sequences of HCV and/or HIV for the screening of any biological materials intended for transfusion or transplantation, in each case from any donor, including antilogous donors, other than the transfusion or transplantation of blood or its derivatives, components or replacements.

3.2           Grant.  BAYER hereby grants to SPECIALTY a royalty-bearing, non-transferable, non-exclusive license under the Patent Rights, to perform Licensed Assays and to provide the results thereof to third parties for In Vitro Diagnostics (the “License”).  Such License is not sub-licensable and is limited to the United States.  These licensing terms are not applicable to the manufacture, use, sale, offer for sale or importation of diagnostics products by BAYER, other Chiron licensees, or other sub-licensees of Bayer authorized under the terms of the Bayer-Chiron Cross-License Agreement.

3.3           License Fees.  In consideration for the grant of the License under Section 3.1 above, SPECIALTY shall pay to BAYER the license fees (“License Fees”) identified in Appendix B, attached hereto and incorporated by reference herein, in accordance with the following provisions:

A.            (i)            SPECIALTY shall pay to BAYER the HCV License Fee if, but only if, after the Conversion Date, SPECIALTY regularly performs any HCV Licensed Assays for a cumulative period of [*].  The HCV License Fee shall be due within sixty (60) days of such occurrence.

(ii)           Notwithstanding the provisions of Section 3.3(A)(i) above, the HCV License Fee shall not be due or payable by SPECIALTY if less than [*] HCV Licensed Assays were performed under the License within such [*] period.

(iii)          Notwithstanding the provisions of Sections 3.3(A)(i) and (ii), the HCV License Fee shall not be due or payable by SPECIALTY for performance of HCV Licensed Assays for a period of up to [*] that is caused by the failure of BAYER to provide adequate supplies of Licensed Products to SPECIALTY in accordance with the terms of the Supply Agreement (i.e., as forecast and ordered), or any amendment or replacement of the Supply Agreement.  HCV Licensed Assays performed

* Information for which confidential treatment has been requested pursuant to Rule 24(b)(2) of the Securities Exchange Act of 1934, as amended. The omitted material has been filed separately with the Securities and Exchange Commission.

pursuant to this Section 3.3(A)(iii) shall not be counted in applying the provisions of Section 3.3(A)(ii), but shall be fully counted against the future application of Section 3.3(A)(i).  That is, if this Section 3.3(A)(iii) is invoked and the HCV Licensed Assays continue to be performed after the expiration of this [*] period, then the HCV License Fee shall become due within sixty (60) days after the end of the [*] period of this Section 3.3(A)(iii).

B.            (i)            SPECIALTY shall pay to BAYER the HIV License Fee if, but only if, after the Conversion Date, SPECIALTY regularly performs any HIV Licensed Assays for a cumulative period of [*].  The HIV License Fee shall be due within sixty (60) days of such occurrence.

(ii)           Notwithstanding the provisions of Section 3.3(B)(i) above, the HIV License Fee shall not be due or payable by SPECIALTY if less than [*] HIV Licensed Assays were performed under the License within such [*] period.

(iii)          Notwithstanding the provisions of Sections 3.3(B)(i) and (ii), the HIV License Fee shall not be due or payable by SPECIALTY for performance of HIV Licensed Assays for a period of up to [*] that is caused by the failure of BAYER to provide adequate supplies of Licensed Products to SPECIALTY in accordance with the terms of the Supply Agreement (i.e., as forecast and ordered), or any amendment or replacement of the Supply Agreement.  HIV Licensed Assays performed pursuant to this Section 3.3(B)(iii) shall not be counted in applying the provisions of Section 3.3(B)(ii), but shall be fully counted against the future application of Section 3.3(B)(i).  That is, if this Section 3.3(B)(iii) is invoked and the HIV Licensed Assays continue to be performed after the expiration of this [*] period, then the HIV License Fee shall become due within sixty (60) days after the end of the [*] period of this Section 3.3(B)(iii).

3.4           Royalties.  In consideration for the grant of the License under Section 3.2 above and subject to the terms herein, SPECIALTY shall make the royalty payments identified in paragraph 2 of Appendix B to BAYER on a quarterly basis, within thirty (30) days after the end of the relevant quarter; provided, however, that no such royalty payments shall be due or payable with respect to Licensed Assays performed by SPECIALTY pursuant to Sections 3.3(A)(iii) and 3.3(B)(iii) above.  Such payments shall be accompanied by a report as specified in Section 3.5

* Information for which confidential treatment has been requested pursuant to Rule 24(b)(2) of the Securities Exchange Act of 1934, as amended. The omitted material has been filed separately with the Securities and Exchange Commission.

below.  Any late payments shall bear interest at the lesser of (i) two percent (2%) above the 90 Day US Dollar LIBOR rate as published in the Wall Street Journal as of the date payment is due; or (ii) the maximum rate permitted by applicable law.

3.5           Records and Reports.  SPECIALTY shall keep complete and accurate records containing all information required for the computation and verification of the royalties to be paid hereunder.  SPECIALTY shall, with each royalty payment, provide a written report for such quarter setting forth the revenue for each Licensed Assay subject to royalties pursuant to Appendix B, the number of units of each type of Licensed Assay performed, and the calculation of such royalties (earned or minimum royalties).  Notwithstanding the foregoing, if SPECIALTY does not perform any Licensed Assays during any quarterly period, no quarterly report shall be required of SPECIALTY; however, if no Licensed Assays have been performed in any calendar year, SPECIALTY shall inform BAYER in writing that no such Licensed Assays have been performed, such notice to be sent in lieu of the fourth quarter royalty report for such year.

3.6           Audit.  BAYER or Chiron shall have the right to audit the records of SPECIALTY using an independent certified public accounting firm reasonably acceptable to SPECIALTY, during reasonable business hours and on reasonable notice but not more than once per calendar year, solely for the purpose of verifying the royalties payable pursuant to the License for the eight (8) full quarters immediately preceding the date of the audit, provided that such accountants agree to keep all information received strictly confidential and agree to provide to BAYER or Chiron only the information necessary to verify the calculation of amounts due hereunder.  If any such audit discloses an underpayment of five percent (5%) or more for the period of such audit, which shall be at least four (4) quarters in length, SPECIALTY shall bear the costs of such audit.  Otherwise such audit shall be at the expense of BAYER or Chiron.  Underpayments resulting from withholding taxes shall not be deemed underpayments for the purposes of this Section 3.6.  Under no circumstances shall SPECIALTY have any obligation to disclose any Protected Health Information (“PHI”), as defined under the Health Insurance Portability and Accountability Act of 1996, to BAYER or the selected accounting firm; however, SPECIALTY shall have the obligation to make available the books of account and records identified above, with the necessary PHI redacted.

3.7           No Implied License.  Except as expressly granted under Paragraph 3.2 above, no other right or license is granted by BAYER to SPECIALTY under any patent or other intellectual property rights, and the parties intend that no such grant should be otherwise construed or implied, whether by estoppel or other manner.

4.             REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1           Challenge of Patent Rights.

A.            SPECIALTY covenants and agrees, on behalf of itself and its Affiliates, not to initiate or maintain any opposition, challenge, compulsory license application or the like with respect to the Patent Rights, nor initiate or maintain any proceeding, civil or otherwise, seeking any monetary or other remedy against Chiron or any of its licensees in connection with (i)

any licenses in respect of the Patent Rights, or (ii) any act or omission of Chiron relating thereto.

B.            SPECIALTY covenants and agrees, on behalf of itself and its Affiliates, not to support any third party in any opposition, challenge, compulsory license application or the like with respect to the Patent Rights nor support any third party in any proceeding, civil or otherwise, seeking any monetary or other remedy against Chiron or any of its licensees in connection with (i) any licenses in respect of the Patent Rights in any jurisdiction; (ii) the performance of any Licensed Assays under the Patent Rights; or (iii) any act or omission of Chiron relating thereto.  As used herein, “support” of a third party challenge or application shall mean any of (i) financial support of a third party, (ii) delivery of information to a third party under an obligation of confidentiality, or (iii) active participation in any proceeding initiated by a third party, where such third party is challenging the validity or enforceability of any such claims within the Patent Rights or seeking compulsory licensing of any such claims within the Patent Rights.  BAYER may, from time to time, reasonably request SPECIALTY to provide written confirmation of the absence of any such support activities.  As used in this paragraph, the term “support” shall not include any action which SPECIALTY is obligated to perform pursuant to a contract in effect as of the Effective Date, or any compulsory judicial process or proceeding.

The provisions of this Section 4.1 do not modify the commercial terms of this Agreement or the Supply Agreement and do not control any commercial dispute that may arise between SPECIALTY and BAYER under such agreements or any future replacements or amendments thereof.  Anything in this Agreement to the contrary notwithstanding, the sole and exclusive remedy for any violation or alleged violation of this Section 4.1 by SPECIALTY, shall be the application by BAYER or its designated appointee to a court of competent jurisdiction either: (i) to dismiss with prejudice any claim brought by SPECIALTY in violation of this Section 4.1, or (ii) to grant appropriate injunctive relief against SPECIALTY enjoining actions that violate this Section 4.1.  SPECIALTY shall not be liable for monetary or other damages for violation of this provision, except as related to court-ordered sanctions, as determined by such court in its reasonable discretion for failure to comply with an injunction previously issued under this provision, or for sanctions under Federal Rules of Civil Procedure Rule 11 or any state or local equivalents.  BAYER shall not have the right to terminate this Agreement or be excused from performing its obligations under this Agreement because of a violation of this provision; provided, however, that BAYER retains its rights to terminate the License pursuant to Section 6.  The provisions of this Section 4.1 shall not apply to and shall not bind any person or entity which subsequent to the Effective Date becomes an Affiliate of SPECIALTY through the acquisition (direct or indirect, by purchase of stock, merger or otherwise) of some or all of the equity securities of SPECIALTY; provided that SPECIALTY shall continue to be fully bound by this provision following such acquisition.

4.2           BAYER covenants that, in the event Chiron, its Affiliates, officers, directors, shareholders or assigns brings any claim against SPECIALTY relating to or arising from infringement of Chiron patent rights solely with respect to the HIV and HCV detection aspects of the Specialty Assays performed on or before the Conversion Date (“Chiron Claim”), BAYER shall indemnify, defend and save SPECIALTY harmless from and against any and all losses, claims, suits, damages, liabilities and expenses, including attorneys’ fees, arising from the Chiron Claims.  In the event of such a Chiron Claim, BAYER agrees to defend the claim at BAYER’s expense, using legal counsel reasonably acceptable to SPECIALTY.

4.3           BAYER hereby represents and warrants to SPECIALTY that:  (1) BAYER has obtained a license under the Patent Rights to make, use and sell molecular diagnostics products for HCV and HIV testing; (2) the products that BAYER will supply to SPECIALTY under the Supply Agreement are licensed under the Patent Rights; and (3) the products that BAYER will supply to SPECIALTY under the Supply Agreement do not, to the knowledge of BAYER, infringe any other party’s intellectual property rights.

4.4           Acknowledgment.  Each of the parties represents and warrants to the other that in executing this Agreement, each party has relied on the advice of its own counsel and that the terms and provisions of this Agreement and their consequences have been completely explained to it by its counsel, each party fully understands the terms and provisions of this Agreement, and each party believes that each of said terms and provisions is legal, valid and fully enforceable in accordance with its express words.

4.5           Authority.  Each of the parties represents and warrants that it has full right and authority to enter into this Agreement on behalf of itself.

4.6           Confidential Information.  BAYER and SPECIALTY each covenant, except as otherwise required by law, that all information obtained by one party (“receiving party”) from any other party (“disclosing party”) in connection with this Agreement, including without limitation the terms and conditions of this Agreement and the Supply Agreement themselves, shall be considered confidential information and shall not knowingly be disclosed by the receiving party to any third party.  For purposes of this Section 4.6, “confidential information” shall not include information which (a) was known to the receiving party prior to disclosure by the disclosing party; (b) is later obtained from a third party without an obligation of secrecy; (c) becomes knowledge of the general public through no fault of the receiving party; or (d) is released from this provision by mutual agreement of the parties.  The burden of proof that such exception applies in each case shall be on the receiving party.

4.7           In the event that a party is requested or required by law, regulation or legal process (including, but not limited to, oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose all or any part of the confidential information, such party agrees that: (a) it will provide each of the other parties with prompt written notice of any such request or requirement so that the other parties may, where appropriate and feasible, seek an appropriate protective order or other remedy; (b) it will not oppose, and will cooperate with the other parties in, seeking such order or remedy; and (c) it will disclose only that portion of the confidential information which it is legally compelled to disclosed, and it will exercise commercially reasonable efforts to obtain confidential treatment for that portion of the confidential information which is being disclosed.  Notwithstanding the foregoing, the parties hereby acknowledge that SPECIALTY may be required to disclose the existence and the terms of this Agreement in one or more filings with the US Securities and Exchange Commission (“SEC”), and that any such filings or disclosure shall not be deemed a breach of this Section 4.7, nor require notice under Section 4.7(a); provided, however, that SPECIALTY shall use its commercially reasonable efforts to obtain confidential treatment from the SEC for all the confidential portions of this Agreement, including but not limited to the dollar amounts and the licensing terms contained herein.

5.             MUTUAL RELEASES

5.1           General Release.  In consideration of the Cash Payment to BAYER under Section 1 above and other valuable consideration as set forth in this Agreement, each party (the “RELEASING PARTY”) does hereby fully release and forever discharge the other party, and its Affiliates, officers, directors, employees, shareholders, attorneys, and assigns thereof, but each only in his, her or its capacity as such (individually and collectively, the “RELEASED PARTY”) from any and all costs, claims, demands, attorneys’ fees, actions and causes of action that have accrued to the RELEASING PARTY with respect only to any conduct by SPECIALTY that could, in whole or in part, form the basis of a claim of infringement of the Patent Rights with respect to the Specialty Assays from the beginning of time through the Conversion Date.

5.2           Past and Present Claims.  The RELEASING PARTY acknowledges and agrees that this Agreement applies to all claims and damages, known or unknown, that the RELEASING PARTY may have against the RELEASED PARTY as of the Conversion Date arising out of SPECIALTY’s performance of the Specialty Assays that in part or in whole would form the basis of a claim for infringement of any BAYER or Chiron patent rights.

5.3           SPECIALTY and BAYER, collectively and individually, hereby represent, warrant and acknowledge to the others that they have received independent legal advice from their respective attorneys regarding the advisability of executing this Agreement and giving the releases provided herein.  The parties have been fully advised by their respective attorneys of the contents of Section 1542 of the California Civil Code and that the section and the benefits thereof are hereby expressly waived.  Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

It is understood and agreed by all the parties that this is a full and final release of any and all claims described above, and the parties agree that it shall apply to all known and unknown claims, demands, liabilities, actions or causes of action which relate to the subject matter of this Agreement.

6.             TERMINATION

6.1           The License granted in Section 3 is terminable only upon the occurrence of any one or more of the following grounds.

A.            Material breach of the License of Section 3 of this Agreement by SPECIALTY or any of its Affiliate, including, without limitation, a breach resulting from SPECIALTY or its Affiliate’s failure to pay any sums due hereunder, where such breach shall not have been remedied within thirty (30) days of the receipt of a written notification identifying the breach and requiring its remedy; whereupon termination under this Section 6 shall be effective upon the expiration of such thirty (30) day cure period; or

B.            SPECIALTY or any of its Affiliates violates any of the covenants of Subsections (A) or (B) of Section 4.1 hereof, then, immediately upon receipt of a written notification from BAYER, the License granted in Section 3 shall terminate.

6.2           Notwithstanding any of the above provisions, BAYER shall retain the right to collect any and all royalties and License Fees due or accrued prior to the effective date of any termination of the License.

7.             MISCELLANEOUS

7.1           Construction.  This Agreement shall not be strictly construed against any party hereto, whether that party is the drafting party or not, and shall instead be liberally construed to effectuate the purposes and goals set forth herein.

7.2           Severability.  Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof.  The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

7.3           Independent Contractors.  The parties are independent contractors and neither shall be liable for the debts, accounts, obligations or other liabilities of the other, its agents, employees or other independent contractors.  Neither party shall have the authority or power, express or implied, to act for or bind the other.

7.4           Governing Law.  This Agreement is to be construed and enforced in accordance with the substantive laws of the State of California, without regard to its conflict of laws provisions.

7.5           Dispute Resolution.  Prior to either party filing suit, in addition to other dispute resolution discussions that may be engaged in by the parties, one of the top three executives or the appropriate legal counsel of each party shall first meet in person (and not by proxy or telephone) and attempt to resolve any dispute that arises between the parties concerning this

Agreement.  In such event, either party shall have ten (10) business days in which to notify the other of the initiation of such dispute resolution, upon such notification, each party shall use its reasonable best efforts to arrange a meeting in prompt fashion, and, unless the parties agree otherwise, the parties shall have sixty (60) days from the date of the first meeting to settle such dispute.  If, after such sixty (60) days period, the parties are unable to resolve such dispute, any party may bring suit or other legal action as appropriate in any court of competent jurisdiction.

7.6           Assignment.  No party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other parties, except that no such consent is required for assignment to any Affiliate of a party or to any third party who succeeds to all or substantially all of the business or assets of the assignor to which this Agreement applies, whether by merger, acquisition or otherwise.  This Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the parties.

7.7           Entire Agreement.  This Agreement recites the full and complete agreement and understanding between the parties regarding the subject matter thereof, and supercedes any and all prior agreements and understandings between the parties with respect thereto, whether oral or written, and each party acknowledges and agrees that in entering into and executing this Agreement, it is not relying on any statement, representation or promise of the other party except as expressly set forth herein.

7.8           No Third Party Rights.  No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights in any other individual or entity not a party to this Agreement.

7.9           Counterparts.  This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument, and any Party hereto may execute this Agreement by signing any such counterpart.

7.10         No Waiver.  No waiver of any breach or failure by either party to enforce any of the terms or conditions of this Agreement at any time will, in any manner, limit or waive such party’s right thereafter to enforce and to compel strict compliance with every term and condition hereof.

7.11         Further Assurances.  The parties shall perform all legally proper acts and execute all documents as are reasonably needed for carrying out the intent of this Agreement.

7.12         No Admission.  Nothing in this Agreement shall be deemed or constitute an admission by SPECIALTY that any of the Specialty Assays infringe or infringed any patent rights or other intellectual property rights of BAYER, Chiron or any other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

BAYER HEALTHCARE LLC DIAGNOSTICS DIVISION		SPECIALTY LABORATORIES, INC.

By:	/s/ Illegible	By:	/s/ Thomas Kosco

Title:	Senior VP Business Segment	Title:	VP Business Development

Date:	August 15, 2003	Date:	August 15, 2003

APPENDIX A:  PATENT RIGHTS

For purposes of this Agreement, “Patent Rights” shall mean:  (1) the U.S. patents listed below; and (2) any and all U.S. patent applications claiming priority from the U.S. patents listed herein or from their parent applications, wherein such patent applications have a filing date on or before October 10, 2000.

Inventors	US Patent No	Patent Date

[*]	[*]	[*]

* Information for which confidential treatment has been requested pursuant to Rule 24(b)(2) of the Securities Exchange Act of 1934, as amended. The omitted material has been filed separately with the Securities and Exchange Commission.

APPENDIX B:  LICENSE TERMS

1.             License Fees:

A.            HCV License Fee:  [*]

B.            HIV License Fee:  [*]

2.           Royalty Rate:

A.            For HCV Licensed Assays:  Specialty shall pay the higher of:  (i) earned royalties of [*]; or (ii) the minimum royalties (“Minimum Royalties”) as follows.

qualitative – [*] per result

quantitative - [*] per result

genotyping - [*] per result

resistance - [*] per result

B.            For HIV Licensed Assays:  Specialty shall pay the higher of:  (i) earned royalties of [*]; or (ii) the Minimum Royalties of [*] per result.

* Information for which confidential treatment has been requested pursuant to Rule 24(b)(2) of the Securities Exchange Act of 1934, as amended  The omitted material has been filed separately with the Securities and Exchange Commission.